Exhibit (a)(5)(B)

Aurora Capital Partners Commences Tender Offer For All Outstanding Shares of Sharps Compliance Corp.

NEWS PROVIDED BY
Aurora Capital Partners
Jul 25, 2022, 08:00 ET

HOUSTON, July 25, 2022  /PRNewswire/ -- Aurora Capital Partners ("Aurora"), a leading middle-market private equity firm, today announced that its affiliate, Raven Buyer, Inc. ("Parent"), has directed its wholly-owned subsidiary, Raven Houston Merger Sub, Inc. ("Purchaser") to commence its previously announced all-cash tender offer to acquire all of the issued and outstanding shares of common stock of Sharps Compliance Corp. (NASDAQ: SMED) ("Sharps"), a leading full-service national provider of comprehensive waste management solutions including medical, pharmaceutical and hazardous waste, for $8.75 per share, net to the seller in cash, without interest and less any applicable withholding taxes. The offer price represents a premium of approximately 207% over Sharps' closing share price on July 11, 2022, the last full trading day prior the announcement of the transaction.

The tender offer is being made pursuant to a merger agreement, dated as of July 12, 2022, as amended, among Sharps, Purchaser and Parent, and is being made pursuant to an Offer to Purchase, dated July 25, 2022. The Sharps' Board of Directors unanimously recommends that stockholder tender their shares in the offer.

The tender offer is scheduled to expire at the end of the day, one minute after 11:59 p.m., New York City time, on August 19, 2022, unless the tender offer is extended or terminated. The closing of the tender offer is subject to customary conditions, including the tender of a majority of the issued and outstanding Shares as of the expiration of the offer on a fully-diluted basis, and the expiration or the termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976. The offer is also subject to the other conditions described in the Offer to Purchase.

Promptly following completion of the tender offer, and subject to the satisfaction or waiver of the remaining conditions set forth in the merger agreement, Purchaser will acquire any shares of Sharps that are not tendered in the tender offer through a second-step merger under Delaware law for consideration equal to the tender offer price, without interest and less any required withholding taxes, without prior notice to or any action by any other stockholders of Sharps. Following the transaction, Sharps will become a privately held company.

The complete terms and conditions of the tender offer can be found in the tender offer statement on Schedule TO that includes the Offer to Purchase, Letter of Transmittal and other related materials that Parent and Purchaser are filing today with the Securities and Exchange Commission (the "SEC") (together with any amendments or supplements thereto). Additionally, Sharps will be filing today with the SEC a solicitation/recommendation statement on Schedule 14D-9 setting forth in detail, among other things, the recommendation of the Sharps' Board of Directors that Sharps' stockholders tender their shares in the tender offer.

D.F. King & Co., Inc. is acting as Information Agent for the tender offer and Computershare Trust Company, N.A. is acting as Depositary and Paying Agent in the tender offer. Requests for documents and questions regarding the tender offer may be directed to D.F. King & Co., Inc., by telephone, at (866) 284-1755 (toll-free), at (212) 269-5550 (bankers and brokers call), or by email, at SMED@dfking.com.

About Aurora Capital Partners

Aurora Capital Partners is a leading Los Angeles-based private equity firm with over $4.5 billion in assets under management. Founded in 1991, the firm focuses principally on control investments in middle-market companies with leading market positions, stable industry dynamics, attractive business model characteristics and actionable opportunities for growth in partnership with management. Aurora provides unique resources to its portfolio companies through its Strategy & Operations Program and its team of experienced operating advisors. Aurora's investors include leading public and corporate pension funds, endowments and foundations active in private equity investing. For more information about Aurora Capital Partners, visit: www.auroracap.com.

About Sharps Compliance Corp.

Headquartered in Houston, Texas, Sharps Compliance (NASDAQ: SMED) is a leading business-to-business services provider to the healthcare, long-term care and retail pharmacy markets. Sharps Compliance offers comprehensive solutions for the management of regulated medical waste, hazardous waste and unused medications. For more information, visit: www.sharpsinc.com.

Forward-Looking Statements

The information in this press release contains certain forward-looking statements relating to the Sharps and the proposed tender offer for all the outstanding shares of common stock, par value $0.01 per share, of Sharps by Purchaser and other statements about Sharps, Aurora, Parent and Purchaser that are based on current beliefs, expectations and assumptions made by, and information currently available to, the management of Sharps, Aurora, Parent and Purchaser on the date of this press  release. When used in this document, the words "may," "could," "position," "plan," "potential," "designed," "continue," "anticipate," "believe," "expect," "estimate," "project," and "intend" and words or phrases of similar import, as they relate to the tender offer or Sharps, Aurora, Parent, Purchaser or their subsidiaries or their management, are intended to identify forward-looking statements. Such statements reflect known and unknown risks, uncertainties, and assumptions related to certain factors including, without limitation, changes in facts and circumstances and other risks, uncertainties and assumptions concerning the offer and the subsequent merger, including whether the offer and the subsequent merger will close, the timing of the closing of the offer and subsequent merger, strategic and other potential benefits of the transactions, the ability of the parties to satisfy the various conditions to the consummation of the offer or the subsequent merger, including the outcome of the regulatory reviews of the proposed transaction, and obtaining HSR approval, the percentage of outstanding shares that will be tendered in the tender offer, the ability of the parties to complete the proposed transactions, the ability of the parties to meet other closing conditions, the potential effects of the proposed transactions, the outcome of legal proceedings (if any) that may be instituted against Sharps, Aurora, Parent, Purchaser (or any of its affiliates) and/or others related to the proposed transactions, unexpected costs or unexpected liabilities that may result from the proposed transactions, whether or not consummated, the possibility that competing offers will be made, the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement, including in circumstances which would require Sharps to pay a termination fee or other expenses, effects of disruption from the announcement or pendency of the transactions making it more difficult to maintain relationships with employees, customers, suppliers, and other business partners, and risks related to diverting management's attention from Sharps' ongoing business operations, and other general risks facing Sharps' business and operations, including with respect to regulatory submissions, competitive factors, general economic conditions, customer relations, relationships with vendors, governmental regulation and supervision, seasonality, distribution networks, product introductions and acceptance, technological change, changes in industry practices, onetime events and other factors described herein including the impact of the coronavirus COVID-19 ("COVID-19") pandemic on the Sharps' operations and financial results, and those risk factors and other cautionary statements in Sharps' Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and other filings with the SEC.  Sharps may update risk factors from time to time in its Quarterly Reports on Form 10‑Q, in its Current Reports on Form 8-K, or in other filings with the SEC, available on the SEC's website at www.sec.gov. Based upon changing conditions, should any one or more of these risks or uncertainties materialize, or should any underlying assumptions prove incorrect, actual results may vary materially from those described herein as anticipated, believed, estimated, expected, or intended. Consequently, no forward-looking statements can be guaranteed. Actual results may vary materially. You are cautioned not to place undue reliance on any forward-looking statements. You should also understand that it is not possible to predict or identify all such factors and as such should not consider the preceding list or the risk factors to be a complete list of all potential risks and uncertainties. All such forward-looking statements speak only as of the date they are made. None of Sharps, Aurora, Parent, Purchaser or any of their affiliates undertakes any obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments, subsequent events, circumstances or otherwise, except as may be required by any applicable securities laws.

Important additional information will be filed with the U.S. Securities and Exchange Commission

This press release is for informational purposes only and is neither a recommendation, an offer to purchase nor a solicitation of an offer to sell securities, nor is it a substitute for the tender offer materials that Purchaser will file with the SEC upon commencement of the tender offer.  At the time the tender offer is commenced, Purchaser will file with the SEC a tender offer statement on Schedule TO, including the Offer to Purchase, the related Letter of Transmittal, and certain related tender offer documents, and Sharps thereafter will file with the SEC the Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the Offer.  The offer to purchase shares of Sharp common stock will only be made pursuant to the Offer to Purchase, the related Letter of Transmittal and related tender offer documents filed as part of the Schedule TO (together with any amendments or supplements thereto).  THE TENDER OFFER MATERIALS (INCLUDING AN OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL, AND CERTAIN OTHER TENDER OFFER DOCUMENTS) AND THE SOLICITATION/RECOMMENDATION STATEMENT, AS THEY MAY BE AMENDED OR SUPPLEMENTED FROM TIME TO TIME, WILL CONTAIN IMPORTANT INFORMATION. HOLDERS OF SHARES OF COMMON STOCK OF SHARPS ARE URGED TO READ THESE DOCUMENTS CAREFULLY WHEN THEY BECOME AVAILABLE (AS EACH MAY BE AMENDED OR SUPPLEMENTED FROM TIME TO TIME) BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION, INCLUDING THE VARIOUS TERMS OF, AND CONDITIONS TO THE TENDER OFFER, THAT HOLDERS OF COMMON STOCK OF SHARPS SHOULD CONSIDER BEFORE MAKING ANY DECISION REGARDING TENDERING THEIR SHARES.  The tender offer statement on Schedule TO, including the Offer to Purchase, the related Letter of Transmittal, and certain other tender offer documents, as well as the Solicitation/Recommendation Statement, will be made available to all holders of shares of common stock of Sharps at no expense to them.  The tender offer materials, the Solicitation/Recommendation Statement and other related documents (when available), and other documents filed with the SEC, including annual, quarterly and special reports and other information filed by Sharps with the SEC, will be made available for free at the SEC's website at www.sec.gov, or by contacting Sharps at 9220 Kirby Drive, Suite 500, Houston, Texas 77054; 713-432-0300, or by directing a request to D.F. King & Co., Inc., as the Information Agent for the Offer, by telephone, at (866) 284-1755 (toll-free), at (212) 269-5550 (bankers and brokers call), or by email, at SMED@dfking.com.

For more information contact:

For Aurora Capital Partners
ASC Advisors
Steve Bruce / Taylor Ingraham
Phone: (203) 992-1230
Email: sbruce@ascadvisors.com / tingraham@ascadvisors.com

SOURCE Aurora Capital Partners